UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Conversus StepStone Private Markets

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1422 S Tryon St., Suite 300

Charlotte, NC 28203

Telephone Number (including area code):

(212) 351-6100

Name and address of agent for service:

Robert W. Long

Chief Executive Officer

StepStone Conversus LLC

1422 S Tryon St., Suite 300

Charlotte, NC 28203

COPIES TO:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒   NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Charlotte, in the State of North Carolina on the 4th day of October, 2019.

Conversus StepStone Private Markets

By:	/s/ Robert W. Long
Robert W. Long
Trustee